Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement

No. 333-270133

September 29, 2025

PRICING TERM SHEET

BRANDYWINE OPERATING PARTNERSHIP, L.P.

$300,000,000 6.125% GUARANTEED NOTES DUE 2031

Issuer:	Brandywine Operating Partnership, L.P.

Guarantor:	Brandywine Realty Trust

Type of Offering:	SEC registered

Trade Date:	September 29, 2025

Settlement Date*:	October 3, 2025 (T+ 4)

Title of Securities:	$300,000,000 6.125% Guaranteed Notes due 2031 (the “Notes”)

Principal Amount:	$300,000,000

Maturity Date:	January 15, 2031

Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2026

Coupon (Interest Rate):	6.125%

Yield to Maturity:	6.125%

Price to Public:	100.000%

Optional Redemption:	Prior to December 15, 2030 (one month prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points less interest accrued to the date of redemption or (b) 100% of the principal amount of the notes to be redeemed, plus in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	105340AT0 / US105340AT03

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.

Truist Securities, Inc.
Wells Fargo Securities, LLC
BNY Capital Markets, LLC
Citizens JMP Securities, LLC
M&T Securities, Inc.
PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Samuel A. Ramirez & Company, Inc.
Synovus Securities, Inc.

Expected Ratings**:	Moody’s: Ba2 (stable); S&P: BB+ (stable)

*

The settlement date of the Notes is the fourth business day following the trade date (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to the first business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to one business day before delivery of the Notes should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322 or by calling Citigroup Global Markets Inc. at 1-800-831-9146 or by calling Truist Securities, LLC at 1-800-685-4786 or by calling Wells Fargo Securities, LLC at 1-800-645-3751.